Exhibit 10.1

STOCK PURCHASE AGREEMENT

among

CS CHINA ACQUISITION CORP.
(the “Purchaser”),

ASIA GAMING & RESORT, LTD.
(the “Company”)

and

SPRING FORTUNE INVESTMENT LTD
(the “Shareholder”)

Dated October 6, 2009

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (“Agreement”) dated October 6, 2009, among CS CHINA ACQUISITION CORP., a Cayman Islands corporation (the “Purchaser”), ASIA GAMING & RESORT, LTD., a Hong Kong corporation (the “Company”), and SPRING FORTUNE INVESTMENT LTD, a British Virgin Islands corporation (the “Shareholder”).

RECITALS:

A.           The Shareholder is the record and beneficial owner of all of the issued and outstanding shares of capital stock of the Company;

B.           Subject to the terms and conditions of this Agreement, the Shareholder desires to sell such shares to Purchaser, and Purchaser desires to purchase such shares from the Shareholder.

IT IS AGREED:

ARTICLE I

PURCHASE AND SALE OF COMPANY STOCK

1.1            Purchase and Sale.  Upon the terms and subject to the conditions hereof, at the Closing (as defined in Section 1.4), the Shareholder hereby agrees to sell, and Purchaser agrees to purchase and pay for, the shares of Company Stock (as defined in Section 2.3(a)) owned by the Shareholder, free and clear of all Liens (as defined in Section 10.2(e)).

1.2           Purchase Consideration.  The aggregate consideration (“Purchase Consideration”) to be paid by Purchaser to the Shareholder for its shares of Company Stock shall be (a) Ten Million Three Hundred Fifty Thousand (10,350,000) ordinary shares, par value $0.0001 per share, of Purchaser (“Purchaser Stock”) and (b) warrants to purchase Ten Million Three Hundred Fifty Thousand (10,350,000) shares of Purchaser Stock substantially in the form of Exhibit A attached hereto (“Consideration Warrants”).  In addition, the Shareholder shall be entitled to receive certain shares of Purchaser Stock and Consideration Warrants in accordance with the provisions of Section 1.7.

1.3           Payment of Purchase Consideration.   A certificate or certificates representing the number of shares of Purchaser Stock and the number of Consideration Warrants that the Shareholder is entitled to receive shall be issued to the Shareholder at the Closing.

1.4           The Closing.  Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at 10:00 a.m., local time, on the fourth Business Day after the date on which the last of the conditions to Closing set forth in Article VI is fulfilled, at the offices of Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174-1901, or at such other time, date or place as the Parties may agree upon in writing.  The date on which the Closing takes place is referred to herein as the “Closing Date.”

1.5           Shareholder’s and Company Deliveries.  At the Closing, the Shareholder and the Company shall deliver to Purchaser (a) the certificates for all of the issued and outstanding shares of Company Stock owned by the Shareholder, duly endorsed for transfer or with stock powers executed in blank and (b) the certificates, opinions and other agreements and instruments contemplated by Article VI hereof and the other provisions of this Agreement.

1.6           Purchaser’s Deliveries.  At the Closing, Purchaser shall deliver to the Shareholder (a) a certificate representing the number of shares of Purchaser Stock to be issued to the Shareholder, (b) a warrant certificate representing the number of Consideration Warrants to be issued to the Shareholder and (c) the certificates, opinions and other agreements and instruments contemplated by Article VI hereof and the other provisions of this Agreement.

1.7           Incentive Shares and Warrants.

 (a)           For each of the years from 2009 through 2012, inclusive, during which the Company has net income after taxes, as determined in accordance with United States generally accepted accounting principles (“U.S. GAAP”) and reported in the Annual Report on Form 20-F filed by Purchaser for the fiscal year in question with the United States Securities and Exchange Commission (the “Commission”), but as adjusted pursuant to Section 1.7(h) (“Adjusted Net Income”), that is within a range of Adjusted Net Income specified with respect to such year in Schedule 1.7(a) hereto (“Incentive Target”), Purchaser shall issue to the Shareholder the number of shares of Purchaser Stock set forth in Schedule 1.7(a) (“Incentive Shares”) with respect to such year for such Incentive Target, provided that:

 (i)           with respect to the year 2009, the Shareholder shall not be entitled to receive any Incentive Shares pursuant to this Section 1.7(a) unless, in addition to achieving the Incentive Target, the Company’s rolling chip turnover (as such term is commonly understood in the gaming and junket operations industry) exceeds USD 3,668,257,008; and

 (ii)           with respect to the years 2009 and 2010, the maximum aggregate number of Incentive Shares that the Shareholder shall be entitled to receive pursuant to this Section 1.7(a) shall be Twelve Million Fifty Thousand (12,050,000).

 (b)           In addition to Incentive Shares issuable to the Shareholder pursuant to Section 1.7(a), for each of the years from 2009 through 2012, inclusive, during which the Company has Adjusted Net Income equal to or greater than the amounts set forth below for such year, Purchaser shall issue to the Shareholder Five Hundred Thirty Thousand (530,000) shares of Purchaser Stock:

2009	-	$29,000,000
2010	-	$60,000,000
2011	-	$75,000,000
2012	-	$82,500,000

(c)           For each share of Purchaser Stock issuable to the Shareholder pursuant to Sections 1.7(a) and 1.7(b), Purchaser shall issue to the Shareholder one Consideration Warrant, provided that the maximum number of Consideration Warrants that the Shareholder shall be entitled to receive pursuant to this Section 1.7(c) shall be Four Million Three Hundred Thousand (4,300,000).

(d)           The numbers of shares of Purchaser Stock and Consideration Warrants set forth in this Section 1.7 and Schedule 1.7(a) shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Purchaser Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Purchaser Stock occurring on or after the date hereof.

(e)           Notwithstanding the provisions of this Section 1.7 set forth above, if, for any fiscal year through the fiscal year ending December 31, 2012, (i) as of the end of any fiscal quarter during such fiscal year, the Company does not have, based on the financial statements of the Company for such quarter, at least $10,000,000 in cash and cash equivalents (including redeemable chips and receivables from casinos with respect to operations during such fiscal quarter that are received with five (5) days after the end of such fiscal quarter) and (ii) based on the audited financial statements for such fiscal year, positive cash flow from operations, as determined in accordance with U.S. GAAP, the Shareholder shall not be entitled to receive one-half of the shares of Purchaser Stock it would otherwise be entitled to receive pursuant to this Section 1.7 with respect to such fiscal year.

(f)           The shares of Purchaser Stock and Consideration Warrants issuable pursuant to this Section 1.7 shall be issued by Purchaser to the Shareholder within 30 days after Purchaser has filed its Annual Report on Form 20-K for the year with respect to such shares are issuable.

(g)           Notwithstanding anything to the contrary in this Section 1.7, the Shareholder shall not be entitled to receive any shares of Purchaser Stock and Consideration Warrants issuable pursuant to this Section 1.7 unless the conditions specified in Schedule 1.7(g) have been fulfilled.

(h)           In computing Adjusted Net Income, there shall be added to the net income of the Company, as determined in accordance with U.S. GAAP, amounts deducted for (i) charges based on the valuation of the Consideration Warrants, (ii) United States federal, state, local and territorial taxes imposed pursuant to statutory changes enacted to be in effect after the date of this Agreement and (iii) one-time closing costs incurred in connection with the transactions contemplated by this Agreement, including payments made pursuant to Sections 2.17, 3.17 and 3.25 hereof.

1.8           Further Assurances; Post-Closing Cooperation.  Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by law, to fulfill its obligations under this Agreement and the other documents relating to the transactions contemplated by this Agreement to which it is a party.

1.9           Indemnity Escrow.  To provide a fund for the payment amounts due to Purchaser pursuant to the indemnity obligations of the Shareholder set forth in Article VII, at the Closing, the Shareholder or its assigns shall deposit in escrow ninety percent (90%) of the shares of Purchaser Stock to be issued to the Shareholder upon the Closing (the “Escrow Fund”), to be held for the period ending thirty (30) days after Purchaser has filed its Annual Report on Form 20-F for the fiscal year ending December 31, 2010 (the “Escrow Period”), all in accordance with the terms and conditions of the Escrow Agreement in the form of Exhibit B to be entered into among Purchaser, the Shareholder or its assigns and Continental Stock Transfer & Trust Company (“Continental”), as Escrow Agent (the “Escrow Agreement”).   Notwithstanding the foregoing, one (1) year after the Closing Date there shall be released from the Escrow Fund to the Shareholder or its assigns all shares of Purchaser Stock in the Escrow Fund except (a) fifteen percent (15%) of the shares of Purchaser Stock issued to the Shareholder at the Closing and (b) such additional number of shares as are then held in the Pending Claims Reserve (as defined in the Escrow Agreement).

1.10         Purchaser Committee.  A committee (the “Committee”), consisting of two directors of Purchaser who hold such positions immediately prior to the Closing, shall represent the interests of, and act on behalf of, Purchaser and the other Purchaser Indemnitees (as defined in Section 7.1(a)) for the purposes of the Escrow Agreement and making those determinations hereunder that are specifically reserved to the Committee by the terms hereof.

1.11         Certain Shareholder Matters.

 (a)           The Shareholder represents and warrants as follows:  (i) all Purchaser Stock  to be acquired by the Shareholder pursuant to this Agreement will be acquired for his account and not with a view towards distribution thereof; (ii) he understands that it must bear the economic risk of the investment in Purchaser Stock, which cannot be sold by it unless it is registered under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption therefrom is available thereunder; (iii) it has had both the opportunity to ask questions and receive answers from the officers and directors of Purchaser and all persons acting on Purchaser’s behalf concerning the business and operations of Purchaser and to obtain any additional information to the extent Purchaser possesses or may possess such information or can acquire it without  unreasonable effort or expense necessary to verify the accuracy of such information; and (iv) it has had access to the Purchaser SEC Reports (as defined in Section 3.7(a)) filed prior to the date of this Agreement.  The Shareholder acknowledges that (v) it is either (A) an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act or (B) a person possessing sufficient knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of an investment in Purchaser; and (vi) it understands that the certificates representing Purchaser Stock and Consideration Warrants to be received by it may bear legends to the effect that such Purchaser Stock and Consideration Warrants may not be transferred except upon compliance with (C) the registration requirements of the Securities Act (or an exemption therefrom) and (D) the provisions of this Agreement.

(b)           The Shareholder represents and warrants that the execution and delivery of this Agreement by the Shareholder does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (“Exchange Act”), state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 10.2(a)) on the Shareholder or the Company or, after the Closing, Purchaser, or prevent consummation of the transactions contemplated by this Agreement or otherwise prevent the parties hereto from performing their respective obligations under this Agreement.

(c)           The Shareholder represents and warrants that it owns its shares of Company Stock free and clear of all Liens.

1.12        Sale Restriction.  Without the prior written consent of the Committee, which may be given or withheld in its sole discretion, no public market sales of shares of Purchaser Stock issued pursuant to this Agreement shall be made for a period of one year following the Closing Date, with respect to shares issued pursuant to Section 1.2, or, with respect to shares issued pursuant to Section 1.7, the later of (i) one year following the Closing Date or (ii) three (3) months following the date of their issuance.  No private sales of shares of Purchaser Stock issued pursuant to this Agreement shall be made during the periods referred to in the previous sentence unless the purchaser acknowledges and agrees to the restriction stated in the preceding sentence by delivery to Purchaser of a written document to such effect.  The preceding provisions of this Section 1.12 shall apply only to 90% of the shares of Purchaser Stock issued to the Shareholder pursuant to Section 1.2 and Section 1.7.  The remaining shares of Purchaser Stock issued to the Shareholder pursuant to Section 1.2 and Section 1.7 may be sold or otherwise transferred by the Shareholder except as may be restricted by the Securities Act and other United States securities laws.  The Consideration Warrants are not transferable.  Notwithstanding the foregoing, the Company may transfer shares of Purchaser Stock and Consideration Warrants issued pursuant to this Agreement to employees of the Company and its Subsidiaries (as defined in Section 2.2(a)) who are parties to Employment Agreements (as defined in Section 5.20), to other Persons who are listed on Schedule 1.12 and to the counter-party to the Advisor Agreement (as defined in Section 2.17), provided that such employees, other Persons and counter-party acknowledge and agree to the restriction stated in the first sentence of this Section 1.12 by delivery to Purchaser of a written document to such effect. Certificates representing shares of Purchaser Stock and Consideration Warrants issued pursuant to this Agreement shall bear a prominent legend to the effect of the foregoing provisions of this Section 1.12.

1.13         Outstanding Company Derivative Securities.  The Company shall arrange that all holders of outstanding options, warrants and other derivative securities and rights to acquire Company Stock exercise or, for no consideration, terminate such securities and rights prior to the Closing Date so that no such securities or rights are outstanding upon Closing.  All Persons who receive Company Stock as a result of such exercises shall become parties to this Agreement on the same terms and conditions as apply to the Shareholder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER AND THE COMPANY

Subject to the exceptions set forth in Schedule 2 (the “Company Schedule”), the Shareholder and the Company, jointly and severally, hereby represent and warrant to, and covenant with, Purchaser as follows (as used in this Article II, and elsewhere in this Agreement, the term “Company” includes the Subsidiaries (as hereinafter defined) unless the context clearly otherwise indicates):

2.1          Organization and Qualification.

(a)           The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Hong Kong and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted.   The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Company to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.  Complete and correct copies of the certificate of incorporation and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been heretofore delivered to Purchaser or Purchaser’s counsel.  The Company is not in violation of any of the provisions of its Charter Documents.

(b)           The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.  Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1.

(c)           The minute books of the Company contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders (“Corporate Records”) since the date of the Company’s inception.  Copies of such Corporate Records of the Company have been heretofore delivered to Purchaser or Purchaser’s counsel.

(d)           The stock transfer, warrant and option transfer and ownership records of the Company contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the capital stock and other securities of the Company since the time of the Company’s organization.  Copies of such records of the Company have been heretofore delivered to Purchaser or Purchaser’s counsel.

2.2          Subsidiaries and Gaming Promoters.

(a)           The Company has no direct or indirect subsidiaries or participations in joint ventures other than those listed in paragraph (a) of  Schedule 2.2 (the “Subsidiaries”).  Except as set forth in Schedule 2.2, the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens (as defined in Section 10.2(e)).  Except for the Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person and has no agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b)           Each Subsidiary is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation (as listed in Schedule 2.2) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted.  Each Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Company to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or such Subsidiary.  Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been heretofore delivered to Purchaser or Purchaser’s counsel.  No Subsidiary is in violation of any of the provisions of its Charter Documents.

(c)           Each Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or such Subsidiary.  Each jurisdiction in which each Subsidiary is so qualified or licensed is listed in Schedule 2.2.

(d)           The minute books of each Subsidiary contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders since the date of the Subsidiary’s inception.  Copies of the Corporate Records of each Subsidiary have been heretofore delivered to Purchaser or Purchaser’s counsel.

(e)           The authorized and outstanding capital stock or other equity interests of each Subsidiary are set forth in Schedule 2.2.  There are no outstanding options, warrants or other rights to purchase securities of any Subsidiary.

(f)           Each entity with which the Company has an agreement (“Profits Interest Agreement”) to acquire, effective as of the Closing, 100% of the profits that such entity earns from its operations as the operator of a “VIP Room” at a casino (each such entity, individually, an “Gaming Promoter,” and such entities, collectively, the “Gaming Promoters”) is set forth in Schedule 2.2.  Each Gaming Promoter is in good standing under the law of its jurisdiction of organization and has, or will have on the Closing Date, all necessary Approvals to operate its business, none of which Approvals will expire prior to December 31, 2009.

2.3          Capitalization.

(a)           The authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $0.0012821 per share (the “Company Stock”), of which 10,000,000 shares are issued and outstanding as of the date of this Agreement, all of which are validly issued, fully paid and nonassessable, except that subscriptions in the aggregate amount of $1,282 are receivable.

(b)           No shares of Company Stock are reserved for issuance upon the exercise of outstanding options to purchase Company Stock granted to employees of the Company or other parties, and no shares of Company Stock are reserved for issuance upon the exercise of outstanding warrants or other rights to purchase Company Stock.  All outstanding shares of Company Stock have been issued and granted in compliance with all applicable securities laws and (in all material respects) other applicable laws and regulations.

(c)           Except as set forth in Schedule 2.3 or as set forth elsewhere in this Section 2.3, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights except such preemptive rights as may be set forth in applicable Charter Documents or relevant state law), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(d)           Except as contemplated by this Agreement and except as set forth in Schedule 2.3, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

(e)           Except as set forth in Schedule 2.3, no outstanding shares of Company Stock are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company.

2.4          Authority Relative to this Agreement.  Each of the Company and the Shareholder has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation by the Company and the Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and the Shareholder (including the approval by its Board of Directors and shareholders, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI), and no other corporate proceedings on the part of the Company, the Shareholder or their shareholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the applicable law of Hong Kong, with respect to the Company, and the applicable law of the British Virgin Islands, with respect to the Shareholder, and the terms and conditions of this Agreement.  This Agreement has been duly and validly executed and delivered by the Company and the Shareholder and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company and the Shareholder, enforceable against the Company and the Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5          No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by the Company and the Shareholder do not, and the performance of this Agreement by the Company and the Shareholder shall not (i) conflict with or violate the Charter Documents of the Company or any Subsidiary or any Legal Requirements (as defined in Section 10.2(b)), (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any Company Contracts (as defined in Section 2.19(a)), or (iii) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b)           The execution and delivery of this Agreement by the Company and the Shareholder does not, and the performance of their obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) the consents, approvals, authorizations and permits described in Schedule 2.5, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after the Closing, Purchaser, or prevent consummation of the transactions contemplated by this Agreement or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.6           Compliance.  The Company has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company.  Except as set forth in Schedule 2.6, no written notice of non-compliance with any Legal Requirements has been received by the Company (and the Company has no knowledge of any such notice delivered to any other Person).  The Company is not in violation of any term of any Company Contract (as defined in Section 2.19(a)(i)), except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company.

2.7          Financial Statements.

(a)           The Company will provide to Purchaser a correct and complete copy of the audited consolidated financial statements (including any related notes thereto) of the Company for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006 (the “Audited Financial Statements”).  The Audited Financial Statements will be prepared in accordance with the rules and regulations of any applicable Governmental Entity and with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each will fairly presents in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(b)           The Company will provide to Purchaser a correct and complete copy of the unaudited consolidated financial statements (including, in each case, any related notes thereto) of the Company for the six month period ended June 30, 2009 (the “Unaudited Financial Statements”).  The Unaudited Financial Statements will comply as to form in all material respects, and were prepared in accordance, with the rules and regulations of any applicable Governmental Entity and with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), are consistent with the Audited Financial Statements and will fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements do not contain all notes and disclosures required by U.S. GAAP and are subject to normal year-end and audit adjustments that are not reasonably expected to have a Material Adverse Effect upon the Company.

(c)           The books of account, and other similar books and records of the Company have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein which have not been so set forth.

(d)           The accounts and notes receivable of the Company reflected on the balance sheets included in the Audited Financial Statements and the Unaudited Financial Statements (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not to the Company’s knowledge subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein, (iv) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet referenced above, and (v) are not the subject of any actions or proceedings brought by or on behalf of the Company.

(e)           The Company has provided to Purchaser a correct and complete copy of the audited consolidated financial statements (including any related notes thereto) of certain of the Gaming Promoters for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006 (the “Audited Gaming Promoter Financial Statements”).  The Audited Gaming Promoter Financial Statements were prepared in accordance with the rules and regulations of any applicable Governmental Entity and with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Gaming Promoters included therein at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(f)           The Company has provided to Purchaser a correct and complete copy of the unaudited consolidated financial statements (including, in each case, any related notes thereto) of certain of the Gaming Promoters for the six month period ended June 30, 2009 (the “Unaudited Gaming Promoter Financial Statements”).  The Unaudited Gaming Promoter Financial Statements comply as to form in all material respects, and were prepared in accordance, with the rules and regulations of any applicable Governmental Entity and with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), are consistent with the Audited Gaming Promoter Financial Statements and fairly present in all material respects the financial position of the Gaming Promoters included therein at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements do not contain all notes and disclosures required by U.S. GAAP and are subject to normal year-end and audit adjustments that are not reasonably expected to have a Material Adverse Effect upon such Gaming Promoters.

(g)           The Company has provided to Purchaser a correct and complete copy of the proforma consolidating financial statements (including, in each case, any related notes thereto) of the Company and its Subsidiaries and certain of the Gaming Promoters for the year ended December 31, 2008 and the six month period ended June 30, 2009 (the “Unaudited Proforma Financial Statements”).  The Unaudited Proforma Financial Statements comply as to form in all material respects, and were prepared in accordance, with the rules and regulations of any applicable Governmental Entity and with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), are consistent with the financial statements referred to in the prior subsections of this Section 2.7 and are based on estimates and assumptions set forth in the Unaudited Proforma Financial Statements that the Company believes are reasonable and appropriate.

2.8           No Undisclosed Liabilities.  Except as set forth in Schedule 2.8, the Company has no liabilities (absolute, accrued, contingent or otherwise) of a nature required under U.S. GAAP to be disclosed on a balance sheet or in the related notes to financial statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company, except: (i) liabilities provided for in or otherwise disclosed in the interim balance sheet included in the Unaudited Financial Statements or in the notes to the Audited Financial Statements, and (ii) such liabilities arising in the ordinary course of the Company’s business since December 31, 2008, none of which would reasonably be expected to have a Material Adverse Effect on the Company.

2.9           Absence of Certain Changes or Events.  Except as set forth in Schedule 2.9 or in the Unaudited Financial Statements and the Unaudited Gaming Promoter Financial Statements, since December 31, 2008, there has not been: (i) any Material Adverse Effect on the Company or the Gaming Promoters, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company’s capital stock, (iv) any granting by the Company of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company of any increase in severance or termination pay or any entry by the Company into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.18) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with respect to any Governmental Entity, (vi) any material change by the Company or the Gaming Promoters in their respective accounting methods, principles or practices, (vii) any change in the auditors of the Company or the Gaming Promoters, (viii) any issuance of capital stock of the Company, (ix) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business, or (x) any agreement, whether written or oral, to do any of the foregoing.

2.10           Litigation.  There are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or the Gaming Promoters before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company or the Gaming Promoters or have a Material Adverse Effect on the ability of the parties hereto to consummate the transactions contemplated by this Agreement.

2.11       Employee Benefit Plans.

(a)           Schedule 2.11 lists all material employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Company, or any trade or business (whether or not incorporated) which is under common control with the Company, with respect to which the Company has liability (individually, a “Plan” and, collectively, the “Plans”).  All Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans and all liabilities with respect to the Plans have been properly reflected in the financial statements and records of the Company.  No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Plan.  There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any governmental agency with respect to any Plan.  All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. The Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Purchaser in writing, or as required by this Agreement), or to enter into any new Plan.  Each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Purchaser or the Company (other than ordinary administration expenses and expense for benefits accrued but not yet paid).

(b)           Except as disclosed in Schedule 2.11, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Company under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

2.12         Labor Matters.  The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company and the Company does not know of any activities or proceedings of any labor union or other labor organization to organize any such employees.  The Company is not the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization which, if successfully, could have a Material Adverse Effect upon the Company.

2.13         Restrictions on Business Activities.  Except as disclosed in Schedule 2.13, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its assets or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

2.14        Title to Property.

(a)           The Company owns no real property and has no leases or other interests in any real property.

(b)           The Company has good and marketable title to the personal property and other assets owned by it, and all such Personal Property is held free and clear of all Liens.

(c)           The Company is in possession of, or has valid and effective rights to, all properties, assets and rights (including Intellectual Property) required for the conduct of its business in the ordinary course.

2.15        Taxes.

(a)           Definition of Taxes.  For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other Person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

(b)           Tax Returns and Audits.  Except as set forth in Schedule 2.15:

(i)        The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by the Company with any Tax authority prior to the date hereof, except such Returns which are not material to the Company.  All such Returns are true, correct and complete in all material respects.  The Company has paid all Taxes shown to be due and payable on such Returns.

(ii)       All Taxes that the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii)      The Company is not delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax which waiver or extension is presently in effect.

(iv)      To the knowledge of the Company, no audit or other examination of any Return of the Company by any Tax authority is presently in progress nor has the Company been notified of any request for such an audit or other examination.

(v)       No adjustment relating to any Returns filed by the Company has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.

(vi)      The Company has no liability for any material unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Audited Financial Statements or the Unaudited Financial Statements, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course of business, none of which is material to the business, results of operations or financial condition of the Company.

2.16        Environmental Matters.

(a)           Except as disclosed in Schedule 2.16 and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) the Company has complied with all applicable Environmental Laws (as defined below); (ii) there is no Hazardous Substance (as defined below) present on any of the properties currently owned or operated by the Company; (iii) there has been no release, discharge or disposal of Hazardous Substance by the Company on or from any of the properties currently owned or operated by the Company (including soils, groundwater, surface water, air, buildings or other structures); (iv) during the periods that they were owned or operated by the Company , there was no Hazardous Substance present on any of  the properties formerly owned or operated by the Company; (v) during the periods that they were owned or operated by the Company, there was no release, discharge or disposal of Hazardous Substance by the Company or, to the Company’s knowledge, by any other Person on any of the properties formerly owned or operated by the Company; (vi) the Company is not subject to liability for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (vii) the Company has not been associated with any release or threat of release of any Hazardous Substance; (viii) the Company has not received any notice, demand, letter, claim or request for information alleging that the Company may be in violation of or liable under any Environmental Law; and (ix) the Company is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b)           As used in this Agreement, the term “Environmental Law” means any presently enacted federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c)           As used in this Agreement, the term “Hazardous Substance” means any substance that is: (i) presently listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

(d)           Schedule 2.16 sets forth all environmental studies and investigations completed or in process with respect to the Company and/or its subsidiaries or their respective properties or assets, including all phase reports, that are known to the Company.  All such written reports and material documentation relating to any such study or investigation has been provided by the Company to Purchaser.

2.17         Brokers; Third Party Expenses.  Except pursuant to the agreement set forth in Schedule 2.17 (the “Advisor Agreement”), neither the Company nor the Shareholder has incurred, nor will either of them incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby which will become the liability of Purchaser or will be a liability of the Company to be paid after Closing.  The Shareholder shall pay all consideration payable under the Advisor Agreement that is to be paid in shares of Purchaser Stock or Consideration Warrants from the shares of Purchaser Stock and Consideration Warrants that it will receive pursuant to Article I of this Agreement.  Purchaser shall pay all consideration payable under the Advisor Agreement that is to be paid in cash.

2.18         Intellectual Property.  Schedule 2.18 contains a description of all material Intellectual Property of the Company.  For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet; (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

“Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company, including software and software programs developed by or exclusively licensed to the Company (specifically excluding any off the shelf or shrink-wrap software).

“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

“Company Products” means all current versions of products or service offerings of the Company.

(a)           Except as disclosed in Schedule 2.18, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license or stipulation restricting in any manner the use, transfer or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company.

(b)           The Company owns or has enforceable rights to use all Intellectual Property required for the conduct of its business as presently conducted or as presently contemplated to be conducted.  Except as disclosed in Schedule 2.18, the Company owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and the Company is the exclusive owner of all material registered Trademarks and Copyrights used in connection with the operation or conduct of the business of the Company including the sale of any products or the provision of any services by the Company.

(c)           To the knowledge of the Company, the operation of the business of the Company as such business currently is conducted, including the Company’s use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.  The Company has not received any claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices that are not resolved.

2.19        Agreements, Contracts and Commitments.

(a)           Schedule 2.19 sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the parties thereto.  For purposes of this Agreement, (i) the term “Company Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations (including without limitation outstanding offers and proposals) of any kind, whether written or oral, to which the Company (including its Subsidiaries and the Gaming Promoters) is a party or by or to which any of the properties or assets of the Company may be bound, subject or affected (including without limitation notes or other instruments payable to the Company) and also shall include the Profit Interest Agreements and agreements between Gaming Promoters and casinos regarding the operation of VIP rooms at casinos by the Gaming Promoters (“Gaming Promotion Agreements”); and (ii) the term “Material Company Contracts” shall mean (v) the Profit Interest Agreements, (w) the Gaming Promotion Agreements (x) each Company Contract (I) providing for payments (present or future) to the Company in excess of $100,000 in the aggregate or (II) under which or in respect of which the Company presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $100,000, (y) each Company Contract that otherwise is or may be material to the businesses, operations, assets, condition (financial or otherwise) or prospects of the Company and (z) without limitation of subclause (x) or subclause (y), each of the following Company Contracts:

(i)   any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from the Company by any officer, director, Shareholder or holder of derivative securities of the Company (each such person, an “Insider”);

(ii)   any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from an Insider by the Company;

(iii)   any guaranty, direct or indirect, by the Company, a Subsidiary or any Insider of the Company of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iv)   any Company Contract of employment or management or for consulting services;

(v)   any Company Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of the Company or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company;

(vi)   any obligation to register any shares of the capital stock or other securities of the Company with any Governmental Entity;

(vii)   any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(viii)   any collective bargaining agreement with any labor union;

(ix)   any lease or similar arrangement for the use by the Company of real property or personal property (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business where the annual lease payments are less than $12,000);

(x)   any Company Contract granting or purporting to grant, or otherwise in any way relating to, any mineral rights or any other interest (including, without limitation, a leasehold interest) in real property;

(xi)   any Company Contract to which any Insider of the Company is a party; and

(xii)   any offer or proposal which, if accepted, would constitute any of the foregoing.

(b)           Each Material Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and, to the Company’s knowledge, is valid and binding upon and enforceable against each of the parties thereto (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies).  To the knowledge of the Company, no other party to a Material Company Contract is the subject of a bankruptcy or insolvency proceeding. True, correct and complete copies of all Material Company Contracts and offers and proposals, which, if accepted, would constitute Material Company Contracts (or written summaries in the case of oral Material Company Contracts or oral offers and proposals, which if accepted, would constitute Material Company Contracts), and of all outstanding offers and proposals of the Company have been heretofore delivered to Purchaser or Purchaser’s counsel.

(c)           Except as set forth in Schedule 2.19, neither the Company nor, to the best of the Company’s knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Company Contract, and no party to any Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company.

2.20        Insurance.  Schedule 2.20 sets forth the Company’s insurance policies and fidelity bonds currently in force and covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”).  The insurances provided by such Insurance Policies are adequate in amount and scope for the Company’s business and operations, including any insurance required to be maintained by Company Contracts.

2.21        Governmental Actions/Filings.

(a)           Except as set forth in Schedule 2.21, the Company and the Gaming Promoters have been granted and hold, and have made, all Governmental Actions/Filings (as defined below) necessary to the conduct by the Company and the Gaming Promoters of their respective businesses (as presently conducted and as presently proposed to be conducted) or used or held for use by the Company or the Gaming Promoters, and true, complete and correct copies of which have heretofore been delivered to Purchaser.  Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 2.21, will not expire prior to December 31, 2009, and the Company and each of the Gaming Promoters is in compliance with all of its obligations with respect thereto.  No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and, except as may result from the status of Purchaser as a holder of the Company Stock, consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company.

(b)           Except as set forth in Schedule 2.21, no Governmental Action/Filing is necessary to be obtained, secured or made by the Company or any Gaming Promoter to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.

(c)           For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

2.22           Interested Party Transactions.  Except as set forth in the Schedule 2.22, neither the Shareholder nor any employee, officer or director of the Company or a member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other employee benefits made generally available to all employees.  Except as set forth in Schedule 2.22, to the Company’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom the Company is affiliated or with whom the Company has a contractual relationship, or in any Person that competes with the Company, except that each employee, stockholder, officer or director of the Company and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with the Company.  Except as set forth in Schedule 2.22, to the knowledge of the Company, neither the Shareholder nor any officer, director or other Affiliate of the Shareholder is, directly or indirectly, interested in any Material Company Contract with the Company (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s employment with the Company).

2.23           Board Approval.  The board of directors of the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby.

2.24           No Illegal or Improper Transactions.  Since the date of the Company’s inception, neither the Company, any Gaming Promoter, nor the Shareholder, or any officer, director, employee, agent or Affiliate of the Company, the Shareholder or an Gaming Promoter on its behalf has offered, paid or agreed to pay to any person or entity (including any governmental official) or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for the Company or an Gaming Promoter, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty, in any manner which is in violation of any applicable ordinance, regulation or law, the effect of which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, assets, prospects or financial condition of the Company.  To the knowledge of the Company and the Shareholder, no employee of the Company or an Gaming Promoter has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law.

2.25           No United States Operations or Assets.  The Company does not conduct any operations in the United States, its territories or possessions and has no assets located therein.  The Company is not subject to any United States federal, state, territorial or local taxes as in effect on the date of this Agreement.

2.26           No Gaming Interests.  No executive officer of the Company or Shareholder has any interest of any nature in any business engaged in gaming or junket operations other than through his, her or its employment or shareholding relationship with the Company.

2.27           Representations and Warranties Complete.  The representations and warranties of the Company and the Shareholder included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

2.28           Survival of Representations and Warranties.  The representations and warranties of the Company and the Shareholder set forth in this Agreement shall survive the Closing until the end of the Escrow Period or as otherwise set forth in Section 7.4(a).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Subject to the exceptions set forth in Schedule 3 (the “Purchaser Schedule”), Purchaser represents and warrants to, and covenants with, the Shareholder and the Company, as follows:

3.1          Organization and Qualification.

(a)           Purchaser is a corporation duly incorporated, validly existing and in good standing under the law of the Cayman Islands and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Purchaser to be conducted.  Purchaser is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Purchaser to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser.  Complete and correct copies of the Charter Documents of Purchaser, as amended and currently in effect, have been heretofore delivered to the Company.  Purchaser is not in violation of any of the provisions of Purchaser’s Charter Documents.

(b)           Purchaser is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser.  At or prior to the Closing, Purchaser will be duly qualified or licensed to do business as a foreign corporation and in good standing in each jurisdiction where the character of the properties acquired by it pursuant to this Agreement makes such qualification or licensing necessary.

3.2          Subsidiaries.  Purchaser has no Subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and Purchaser has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

3.3          Capitalization.

(a)           As of the date of this Agreement, the authorized capital stock of Purchaser consists of 50,000,000 shares of Purchaser Stock and 1,150,000 preferred shares, par value $0.0001 per share (the “Purchaser Preferred Stock”), of which 6,900,000 shares of Purchaser Stock and no shares of Purchaser Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable.

(b)           Except as set forth in paragraph (b) of Schedule 3.3, (i) no shares of Purchaser Stock or Purchaser Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Purchaser Stock or Purchaser Preferred Stock granted to employees of Purchaser or other parties (the “Purchaser Stock Options”) and there are no outstanding Purchaser Stock Options; (ii) no shares of Purchaser Stock or Purchaser Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Purchaser Stock or Purchaser Preferred Stock (the “Purchaser Warrants”) and there are no outstanding Purchaser Warrants; and (iii) no shares of Purchaser Stock or Purchaser Preferred Stock are reserved for issuance upon the conversion of Purchaser Preferred Stock or any outstanding convertible notes, debentures or securities (“the “Purchaser Convertible Securities”).  All shares of Purchaser Stock and Purchaser Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.  All outstanding shares of Purchaser Stock and all outstanding Purchaser Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Purchaser Contracts (as defined in Section 3.19).  Purchaser has heretofore delivered to the Company true, complete and accurate copies of Purchaser Warrants, including any and all documents and agreements relating thereto.

(c)           The shares of Purchaser Stock to be issued by Purchaser pursuant to this Agreement have been duly reserved for issuance by Purchaser from Purchaser’s authorized but unissued shares of Purchaser Stock or treasury shares and, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Purchaser Stock will be fully paid and nonassessable.

(d)           Except as set forth in paragraph (d) of Schedule 3.3 or as contemplated by this Agreement or Purchaser SEC Reports, there are no registrations rights, and there is no voting trust, proxy, rights plan, agreement to repurchase or redeem, anti-takeover plan or other agreements or understandings to which Purchaser is a party or by which Purchaser is bound with respect to any equity security of any class of Purchaser.

(e)           Except as provided for in this Agreement or as set forth in paragraph (e) of Section 3.3, as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of Purchaser are issuable and no rights in connection with any shares, warrants, options or other securities of Purchaser accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

3.4          Authority Relative to this Agreement.  Purchaser has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that Purchaser has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Purchaser’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser (including the approval by its Board of Directors), and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions  contemplated hereby, other than Purchaser Stockholder Approval (as defined in Section 5.1(a)).  This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5          No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser shall not: (i) conflict with or violate Purchaser’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Purchaser’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Purchaser pursuant to, any Purchaser Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Purchaser.

(b)           The execution and delivery of this Agreement by Purchaser do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Purchaser is qualified to do business and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser, or prevent consummation of the transactions contemplated by this Agreement or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.6          Compliance.  Purchaser has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Purchaser. The business and activities of Purchaser have not been and are not being conducted in violation of any Legal Requirements.  Purchaser is not in default or violation of any term, condition or provision of its Charter Documents.  No written notice of non-compliance with any Legal Requirements has been received by Purchaser.

3.7          SEC Filings; Financial Statements.

(a)           Purchaser has made available to the Company and the Shareholder a correct and complete copy of each report and registration statement filed by Purchaser (the “Purchaser SEC Reports”) with the Commission, which are all the forms, reports and documents required to be filed by Purchaser with the Commission prior to the date of this Agreement.  All Purchaser SEC Reports required to be filed by Purchaser in the twelve (12) month period prior to the date of this Agreement were filed in a timely manner.  As of their respective dates Purchaser SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Purchaser SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Purchaser makes no representation or warranty whatsoever concerning any Purchaser SEC Report as of any time other than the date or period with respect to which it was filed.

(b)           Except as set forth in Schedule 3.7, each set of financial statements (including, in each case, any related notes thereto) contained in Purchaser SEC Reports, including each Purchaser SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the rules and regulations of the Commission with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q promulgated under the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Purchaser at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Purchaser taken as a whole.

3.8           No Undisclosed Liabilities.  Purchaser has no liabilities (absolute, accrued, contingent or otherwise) that are, individually or in the aggregate, material to the business, results of operations or financial condition of Purchaser, except (i) liabilities provided for in or otherwise disclosed in Purchaser SEC Reports filed prior to the date hereof, and (ii) liabilities incurred since July 31, 2008 in the ordinary course of business, none of which would have a Material Adverse Effect on Purchaser.

3.9           Absence of Certain Changes or Events.  Except as set forth in Purchaser SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since July 31, 2009, there has not been: (i) any Material Adverse Effect on Purchaser, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Purchaser’s capital stock, or any purchase, redemption or other acquisition by Purchaser of any of Purchaser’s capital stock or any other securities of Purchaser or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Purchaser’s capital stock, (iv) any granting by Purchaser of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Purchaser of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Purchaser of any increase in severance or termination pay or any entry by Purchaser into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Purchaser of the nature contemplated hereby, (v) entry by Purchaser into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Purchaser with respect to any Governmental Entity, (vi) any material change by Purchaser in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of Purchaser, (vii) any issuance of capital stock of Purchaser, or (viii) any revaluation by Purchaser of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Purchaser other than in the ordinary course of business.

3.10           Litigation.  There are no claims, suits, actions or proceedings pending or to Purchaser’s knowledge, threatened against Purchaser, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Purchaser or have a Material Adverse Effect on the ability of the parties hereto to consummate the transactions contemplated by this Agreement.

3.11       Employee Benefit Plans.  Purchaser does not maintain, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Purchaser, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.12       Labor Matters.  Purchaser is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Purchaser and Purchaser does not know of any activities or proceedings of any labor union to organize any such employees.

3.13       Restrictions on Business Activities.  Since its organization, Purchaser has not conducted any business activities other than activities directed toward the accomplishment of a business combination.  Except as set forth in Purchaser’s Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon Purchaser or to which Purchaser is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Purchaser, any acquisition of property by Purchaser or the conduct of business by Purchaser as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Material Adverse Effect on Purchaser.

3.14       Title to Property.  Purchaser does not own or lease any real property or personal property.  Except as set forth in Schedule 3.14, there are no options or other contracts under which Purchaser has a right or obligation to acquire or lease any interest in real property or personal property.

3.15       Taxes.  Except as set forth in Schedule 3.15:

(a)           Purchaser has timely filed all Returns required to be filed by Purchaser with any Tax authority prior to the date hereof, except such Returns which are not material to Purchaser.  All such Returns are true, correct and complete in all material respects.  Purchaser has paid all Taxes shown to be due on such Returns.

(b)           All Taxes that Purchaser is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c)           Purchaser has not been delinquent in the payment of any material Tax that has not been accrued for in Purchaser’s books and records of account for the period for which such Tax relates nor is there any material Tax deficiency outstanding, proposed or assessed against Purchaser, nor has Purchaser executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)           No audit or other examination of any Return of Purchaser by any Tax authority is presently in progress, nor has Purchaser been notified of any request for such an audit or other examination.

(e)           No adjustment relating to any Returns filed by Purchaser has been proposed in writing, formally or informally, by any Tax authority to Purchaser or any representative thereof.

(f)           Purchaser has no liability for any material unpaid Taxes which have not been accrued for or reserved on Purchaser’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, which is material to Purchaser, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Purchaser in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Purchaser.

3.16        Environmental Matters.  Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) Purchaser has complied with all applicable Environmental Laws; (ii) Purchaser is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) Purchaser has not been associated with any release or threat of release of any Hazardous Substance; (iv) Purchaser has not received any notice, demand, letter, claim or request for information alleging that Purchaser may be in violation of or liable under any Environmental Law; and (v) Purchaser is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

3.17        Brokers.  Except as set forth in Schedule 3.17, Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.18        Intellectual Property.  Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property or material Registered Intellectual Property, except non-exclusive rights to the name “CS China”.

3.19        Agreements, Contracts and Commitments.

(a)           Except as set forth in Purchaser SEC Reports filed prior to the date of this Agreement, and with respect to confidentiality and nondisclosure agreements, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Purchaser is a party or by or to which any of the properties or assets of Purchaser may be bound, subject or affected, which either (a) creates or imposes a liability greater than $25,000, or (b) may not be cancelled by Purchaser on 30 days’ or less prior notice (“Purchaser Contracts”).  All Purchaser Contracts are listed in Schedule 3.19 other than those that are exhibits to Purchaser SEC Reports.

(b)           Except as set forth in Purchaser SEC Reports filed prior to the date of this Agreement, each Purchaser Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Purchaser Contracts (or written summaries in the case of oral Purchaser Contracts) and of all outstanding offers or proposals of Purchaser have been heretofore delivered to the Company.

(c)           Neither Purchaser nor, to the knowledge of Purchaser, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Purchaser Contract, and no party to any Purchaser Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Purchaser.  Each agreement, contract or commitment to which Purchaser is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Purchaser.

3.20         Insurance.  Except for directors’ and officers’ liability insurance, Purchaser does not maintain any Insurance Policies.

3.21         Interested Party Transactions.  Except as set forth in Purchaser SEC Reports filed prior to the date of this Agreement: (a) no employee, officer, director or stockholder of Purchaser or a member of his or her immediate family is indebted to Purchaser nor is Purchaser indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Purchaser; (b) to Purchaser’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Purchaser is affiliated or with whom Purchaser has a material contractual relationship, or any Person that competes with Purchaser, except that each employee, stockholder, officer or director of Purchaser and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Purchaser; and (c) to Purchaser’s knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Purchaser (other than such contracts as relate to any such individual ownership of capital stock or other securities of Purchaser).

3.22         Indebtedness.  Except as set forth in Schedule 3.22, Purchaser has no indebtedness for borrowed money or owed to any Affiliate.

3.23         Purchaser Stock Listing.  Purchaser Stock is quoted on the Over-the-Counter Bulletin Board (“OTC BB”).  There is no action or proceeding pending or, to Purchaser's knowledge, threatened against Purchaser by the OTC BB or the Financial Industry Regulation Authority (“FINRA”) with respect to any intention by such entities to prohibit or terminate such quotation.

3.24         Board Approval.  The Board of Directors of Purchaser (including any required committee or subgroup of the Board of Directors of Purchaser) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement and approved this Agreement and the transactions contemplated hereby, (ii) determined that the transactions contemplated by this Agreement are in the best interests of the stockholders of Purchaser from a financial point of view, and (iii) determined that the fair market value of the Company is equal to at least 80% of Purchaser’s net assets.  The Board of Directors of Purchaser, by resolution duly adopted unanimously at a meeting duly called and held, has duly (i) determined that this Agreement and the respective transactions contemplated by this Agreement are fair to and in the best interests of Purchaser and its stockholders, (ii) approved this Agreement and the respective transactions contemplated by this Agreement and declared their advisability, and (iii) recommended that Purchaser’s stockholders adopt this Agreement and directed that this Agreement be submitted for consideration by Purchaser’s stockholders at the Special Meeting (as defined in Section 5.1).  The affirmative vote of the holders of a majority of the shares of Purchaser Stock issued in Purchaser’s initial public offering of securities that are present and entitled to vote at the Special Meeting is the only vote of the holders of any class or series of capital stock of Purchaser necessary to adopt or approve this Agreement and the respective transactions contemplated by this Agreement, provided that, in addition to such affirmative vote, holders of forty percent (40%) or more of the shares of Purchaser Stock issued in Purchaser’s initial public offering of securities and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund (as defined in Section 3.25) in accordance with Purchaser’s Charter Documents for the transactions contemplated hereby to proceed.

3.25         Trust Fund.  As of the date hereof, Purchaser has no less than $32,899,200 invested in a trust account administered by Continental (the “Trust Fund”).  At Closing, Purchaser will be required to pay monies from the Trust Fund (i) in connection with the actions, agreements and financings undertaken under Section 5.23, (ii) as deferred underwriters’ compensation in connection with Purchaser’s initial public offering, (iii) for income tax or other tax obligations generated by the Trust Fund prior to Closing, (iv) repayment of loans and reimbursement of expenses to directors, officers and founding stockholders of Purchaser and (v) to third parties (e.g., professionals, printers, etc.) who have rendered services to Purchaser in connection with its operations and efforts to effect a business combination, including the transactions contemplated by this Agreement.  Purchaser makes no representation or warranty as to the amount of funds remaining in the Trust Fund after the payment of the foregoing obligations.

3.26         Governmental Filings.  Except as set forth in Schedule 3.26, Purchaser has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by Purchaser of its business (as presently conducted) or used or held for use by Purchaser, and true, complete and correct copies of which have heretofore been delivered to the Company.  Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 3.26, will not expire prior to December 31, 2010, and Purchaser is in compliance with all of its obligations with respect thereto.  No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon Purchaser.

3.27         Investment Company Act.  Purchaser is not, and will not be after the Closing, an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

3.28         Representations and Warranties Complete.  The representations and warranties of Purchaser included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

3.29         Survival of Representations and Warranties.  The representations and warranties of Purchaser set forth in this Agreement shall survive until the Closing.

ARTICLE IV

CONDUCT PRIOR TO THE CLOSING DATE

4.1           Conduct of Business by the Company and Purchaser.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company and Purchaser shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.  In addition, except as required or permitted by the terms of this Agreement, without the prior written consent of Purchaser, with respect to consents given to actions of the Company, and the Shareholder, with respect to consents given to actions of Purchaser, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company and Purchaser shall not do any of the following:

(a)           Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b)           Grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c)           Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of the Company or Purchaser, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company or Purchaser license on an exclusive basis or sell any Intellectual Property of the Company, or Purchaser as applicable;

(d)           Except for periodic tax distributions consistent with the Company’s prior practice, declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e)           Except as set forth in Section 5.23, purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company and Purchaser, as applicable, including repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to agreements in effect on the date hereof;

(f)           Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

(g)           Amend its Charter Documents;

(h)           Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Purchaser or the Company as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

(i)           Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

(j)           Except with respect to Purchaser, as permitted by Section 5.16, incur any indebtedness for borrowed money in excess of $500,000 in the aggregate or bearing interest at a rate in excess of 5% per annum or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Purchaser or the Company, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k)           Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

(l)           Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Unaudited Financial Statements or in the most recent financial statements included in Purchaser SEC Reports filed prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company is a party or of which the Company is a beneficiary or to which Purchaser is a party or of which Purchaser is a beneficiary, as applicable;

(m)           Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Company Contract or Purchaser Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n)           Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o)           Except in the ordinary course of business consistent with past practices, incur or enter into, with respect to the Company, any agreement for financial advisory, investment banking or other similar services, or, with respect to the Company and Purchaser, any other agreement, contract or commitment requiring such party to pay in excess of $50,000 in any 12 month period;

(p)           Settle any litigation to which an Insider is a party or where the consideration given by the Company is other than monetary;

(q)           Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(r)           Form, establish or acquire any subsidiary except as contemplated by this Agreement;

(s)           Permit any Person to exercise any of its discretionary rights under  any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

(t)           Make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

(u)           Make or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect;

(v)           Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other affiliates other than the payment of salary and benefits in the ordinary course of business consistent with past practice; or

(w)           Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1 (a) through (v) above.

4.2          No Transfer of Company Stock.  Between the date hereof and the Closing Date, the Shareholder shall not, without the consent of Purchaser, sell, hypothecate or otherwise transfer any shares of Company Stock or any interest therein.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1          Proxy Statement; Special Meeting.

(a)           As soon as is reasonably practicable after receipt by Purchaser from the Company of all financial and other information relating to the Company as Purchaser may reasonably request for its preparation, Purchaser shall prepare proxy materials for the purpose of soliciting proxies from holders of Purchaser Stock to vote, at a meeting of holders of Purchaser Stock to be called and held for such purpose (the “Special Meeting”), in favor of (i) the approval of the transactions contemplated by this Agreement (the “Purchaser Stockholder Approval”),  (ii) the change of the name of Purchaser to a name selected by Purchaser (the “Name Change Amendment”), (iii) an increase in the number of authorized shares of Company Stock to 200,000,000 and (iv) an adjournment of the Special Meeting if, at the time it is called to order, there are insufficient votes to obtain the Purchaser Stockholder Approval or the holders of forty percent (40%) or more of the shares of Purchaser Stock issued in Purchaser’s initial public offering of securities and outstanding immediately before the Closing shall have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Purchaser’s Charter Documents.  Such proxy materials shall be in the form of a proxy statement to be used for the purpose of soliciting such proxies from holders of Purchaser Stock for the matters to be acted upon at the Special Meeting (the “Proxy Statement”).  The Company shall use its reasonable efforts to furnish to Purchaser all information concerning the Company as Purchaser may reasonably request in connection with the preparation of the Proxy Statement.  The Company and its counsel shall be given an opportunity to review and comment on such proxy materials, including amendments thereto, prior to their distribution to Purchaser’s stockholders and Purchaser will not distribute any documents containing information that the Company has reasonably determined is incorrect or misleading and notified Purchaser in writing thereof.

(b)           As soon as practicable following the preparation of the definitive Proxy Statement, Purchaser shall distribute the Proxy Statement to the holders of Purchaser Stock and, pursuant thereto, shall call the Special Meeting in accordance with the Companies Law of the Cayman Islands (the “Companies Law”) and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the approval of the transactions contemplated by this Agreement and the other matters presented for approval or adoption at the Special Meeting.

(c)           Purchaser shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the Companies Law in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting.  Without limiting the foregoing, Purchaser shall ensure that the Proxy Statement does not, as of the date on which the Proxy Statement is first distributed to the stockholders of Purchaser, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Purchaser shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement).  The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Proxy Statement will not, as of the date on which the Proxy Statement is first distributed to the stockholders of Purchaser or at the time of the Special Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(d)           Purchaser, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Purchaser Stock vote in favor of the approval of the transactions contemplated by this Agreement, and shall otherwise use reasonable best efforts to obtain Purchaser Stockholder Approval.

(e)           The Company and the Shareholder shall cooperate with Purchaser and use its reasonable efforts to provide all information reasonably requested by Purchaser in connection with any application or other filing made to maintain or secure listing for trading or quotation of Purchaser’s securities on the Nasdaq Stock Exchange or the OTC BB following the Closing.

5.2          Directors and Officers of Purchaser and the Company After the Closing.

(a)           The Parties shall take all necessary actions so that the persons listed in paragraph (a) of Schedule 5.2 are elected to the positions of officers and directors of Purchaser and the Company, effective immediately after the Closing.  The Persons so appointed as directors shall serve for a period of three (3) years after the Closing Date.

(b)           The following actions by Purchaser or the Company shall require the approval of at least five (5) of the seven (7) directors that will comprise the board of directors of Purchaser after the Closing:

(i)        purchases, account transfers, issuance of debt in excess of Two Million Dollars ($2,000,000) individually or in the aggregate;

(ii)                  land purchases pursuant to transactions with Affiliates of Purchaser or the Company, which shall in no event exceed the value specified for such land in an appraisal made by an independent appraiser who shall be selected by the Purchaser’s board of directors in such manner;

(iii)                  material acquisitions, consolidations, mergers, sales of assets and other similar business combinations and transactions; and

(iv)                  entry into agreements for financial advisory, investment banking or other similar services.

(c)           From and after the Closing Date, the board of directors of Purchaser shall hold regular quarterly meetings that shall have agendas that address the matters set forth in paragraph (c) of Schedule 5.2 and such other matters as shall properly come before such meetings.

5.3          Public Disclosure.  From the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Purchaser (in the case of the Company and the Shareholder) or the Shareholder (in the case of Purchaser), except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system.  Each party will not unreasonably delay, withhold or condition approval from the others with respect to any press release or public announcement.  If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed.  This provision will not apply to communications by any party to its counsel, accountants and other professional advisors.

5.4          Other Actions.

(a)           As promptly as practicable after execution of this Agreement, Purchaser will prepare and file with the Commission a Report of Foreign Private Issuer on Form 6-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 6-K”), which the Company may review and comment upon prior to filing.  Any language included in such Current Report that reflects the Company’s comments, as well as any text as to which the Company has not commented upon being given a reasonable opportunity to comment, shall, notwithstanding the provisions of Section 5.3, be deemed to have been approved by the Company and may henceforth be used by Purchaser in other filings made by it with the Commission and in other documents distributed by Purchaser in connection with the transactions contemplated by this Agreement without further review or consent of the Shareholder.  Promptly after the execution of this Agreement, Purchaser and the Company shall also issue a press release announcing the execution of this Agreement (“Signing Press Release”).

(b)           Prior to Closing, Purchaser and the Company shall prepare the press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”).  Concurrently with the Closing, Purchaser shall distribute the Closing Press Release.

5.5          Required Information.  In connection with the preparation of the Signing Form 6-K, the Signing Press Release and the Closing Press Release, or any other statement, filing, notice or application made by or on behalf of Purchaser and/or the Company to any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement, and for such other reasonable purposes, the Company and Purchaser each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders (including the directors of Purchaser and the Company to be elected effective as of the Closing pursuant to Section 5.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated by this Agreement.   Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.6          Confidentiality; Access to Information.

(a)           Confidentiality.  Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement.  Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement.  Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known without the breach of this Section 5.6 by any party; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law.   In the event this Agreement is terminated as provided in Article VIII hereof, each party (i) will destroy or return or cause to be returned to the other all documents and other material obtained from the other in connection with the transactions contemplated by this Agreement, and (ii) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the transactions contemplated by this Agreement.

(b)           Access to Information.

(i)        The Company will afford Purchaser and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Purchaser may reasonably request.  No information or knowledge obtained by Purchaser in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.

(ii)                  Purchaser will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Purchaser during the period prior to the Closing to obtain all information concerning the business, including the status of business or product development efforts, properties, results of operations and personnel of Purchaser, as the Company may reasonably request.  No information or knowledge obtained by the Company in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.

5.7           No Company Indebtedness.  At the Closing, the Company shall have no indebtedness, whether for borrowed money, capital leases, or otherwise, except trade payables and operating leases incurred in the ordinary course of business.

5.8           Best Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including without limitation the consents referred to in Schedule 2.5 of the Company Schedule, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  This obligation shall include, on the part of Purchaser, sending a termination letter to Continental in substantially the form of the exhibit attached to the Investment Management Trust Account Agreement by and between the Purchaser and Continental dated as of August 11, 2008.   In connection with and without limiting the foregoing, Purchaser and its board of directors and the Company and its board of directors shall, if any takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, use its best efforts to enable the transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Purchaser or the Company to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.9           Certain Claims.  As additional consideration for the payment of the Purchase Consideration pursuant to this Agreement, the Shareholder hereby releases and forever discharges, effective as of the Closing Date, the Company and its directors, officers, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown arising out of or resulting from the Shareholder’s status as a holder of an equity interest in the Company.

5.10         No Securities Transactions.  Neither the Company nor the Shareholder or any of their Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Purchaser prior to the time of the making of a public announcement of the transactions contemplated by this Agreement.  The Company shall use its best efforts to require each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.

5.11         No Claim Against Trust Fund.  Notwithstanding anything else in this Agreement, the Company and the Shareholder acknowledge that they have read Purchaser’s final prospectus dated August 11, 2008 and understand that Purchaser has established the Trust Fund for the benefit of Purchaser’s public stockholders and that Purchaser may disburse monies from the Trust Fund only (a) to Purchaser’s public stockholders in the event they elect to convert their shares into cash in accordance with Purchaser’s Charter Documents and/or the liquidation of Purchaser or (b) to Purchaser in connection with and in furtherance of the consummation of a business combination.  The Company and the Shareholder further acknowledge that, if the transactions contemplated by this Agreement, or, upon termination of this Agreement, another business combination, are not consummated by February 11, 2011, Purchaser will be obligated to return to its stockholders the amounts being held in the Trust Fund.  Accordingly, the Company and the Shareholder, for themselves and their subsidiaries, directors, officers, employees, stockholders, representatives, advisors and all other associates and Affiliates, hereby waive all rights, title, interest or claim of any kind against Purchaser to collect from the Trust Fund any monies that may be owed to them by Purchaser for any reason whatsoever, including but not limited to a breach of this Agreement by Purchaser or any negotiations, agreements or understandings with Purchaser (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever.  This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of Purchaser, the Company and the Shareholder.

5.12         Disclosure of Certain Matters.  Each of Purchaser, the Company and the Shareholder will provide the others with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that would be reasonably likely to have a Material Adverse Effect on the Company, or (e) would require any amendment or supplement to the Proxy Statement.  The parties shall have the obligation to supplement or amend the Company Schedule and the Purchaser Schedule (the “Disclosure Schedules”) being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the parties to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date.  Notwithstanding any such amendment or supplementation, for purposes of Sections 6.2(a), 6.3(a), 7.1(a)(i), 8.1(d) and 8.1(e), the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to changes expressly contemplated by this Agreement or which are set forth in the Disclosure Schedules as they exist on the date of this Agreement.

5.13         Shareholder Obligations.  The Shareholder shall repay to the Company, on or before the Closing, all direct and indirect indebtedness and other obligations owed by it to the Company, including the indebtedness and other obligations described in Schedule 2.22 and all other amounts owed by it to the Company.

5.14          Certain Financial Information.  Within twenty (20) Business Days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Purchaser unaudited consolidated financial statements of the Company for such month, including a balance sheet, statement of operations, statement of cash flows and statement of stockholders’ equity, that are certified as correct and complete by the Chief Executive Officer and Chief Financial Officer of the Company, prepared in accordance with the U.S. GAAP applied on a consistent basis to prior periods (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements need not contain notes and may be subject to normal adjustments that are not expected to have a Material Adverse Effect on the Company.

5.15         Access to Financial Information.  The Company will, and will cause its auditors to, (a) continue to provide Purchaser and its advisors full access to all of the Company’s financial information used in the preparation of its Audited Financial Statements and Unaudited Financial Statements and the financial information furnished pursuant to Section 5.14 and (b) cooperate fully with any reviews performed by Purchaser or its advisors of any such financial statements or information.

5.16         Purchaser Borrowings.  Through the Closing, Purchaser shall be allowed to borrow funds from its directors, officers and/or stockholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Purchaser in due course and repayable at Closing. The proceeds of such loans shall not be used for the payment of salaries, bonuses or other compensation to any of Purchaser’s directors, officers or stockholders.

5.17         Trust Fund Disbursement.  Purchaser shall cause the Trust Fund to be disbursed to Purchaser and as otherwise contemplated by this Agreement immediately upon the Closing.  All liabilities of Purchaser due and owing or incurred at or prior to the Closing Date shall be paid as and when due, including (i) in connection with the actions, agreements and financings undertaken under Section 5.23, (ii) as deferred underwriters’ compensation in connection with Purchaser’s initial public offering, (iii) for income tax or other tax obligations generated by the Trust Fund prior to Closing, (iv) repayment of loans and reimbursement of expenses to directors, officers and founding stockholders of Purchaser and (v) to third parties (e.g., professionals, printers, etc.) who have rendered services to Purchaser in connection with its operations and efforts to effect a business combination, including the transactions contemplated by this Agreement..

5.18         Financial Advisory Agreements.  The Company shall cause all agreements for financial advisory, investment banking and other similar services to which it is a party to be terminated no later than the Closing with no obligations of the Company thereunder to remain in effect after the Closing.  Any cost or expense incurred by the Company in connection with any such termination shall be borne solely by the Shareholder and not by the Company.

5.19         [Intentionally Omitted.]

5.20         Employment Agreements.  Concurrently with the execution of this Agreement, each of the executives and employees of the Company listed on Schedule 5.20 shall have executed an employment agreement substantially in the form of Exhibit C annexed hereto and to be effective upon the Closing (collectively, the “Employment Agreements.”)

5.21         Investor Relations Team.  As soon as practicable after the Closing, the Company shall hire suitable experienced persons mutually satisfactory to both Purchaser and the Company to comprise an internal public relations team for the Company and Purchaser.

5.22           Periodic Reports.  Regardless of its status as a foreign private issuer under United States securities laws, from and after the Closing Date, Purchaser shall file with the Commission quarterly reports on Form 6-K that will include income statements, balance sheets and cash flow statements and will file other reports on Form 6-K as may be required.

5.23           Purchases of Purchaser Stock and Warrants.  Notwithstanding anything to the contrary contained in this Agreement, from and after the date of this Agreement until the Closing, for purposes of achieving approval of the transactions contemplated by this Agreement by the stockholders of Purchaser, Purchaser and its Affiliates may, and shall be permitted to, seek, negotiate and enter into arrangements for the purchase, redemption, tender or assignment of currently outstanding shares of Purchaser Stock and/or Purchaser Warrants, declare lawful dividends to be effective immediately following the Effective Time or enter into similar or related arrangements and engage in related undertakings that would be consummated at, prior to or immediately following Closing and which may utilize a portion of the funds in the Trust Fund.  Purchaser may secure a bridge loan or loans or similar credit facilities to finance the foregoing activities, in which case Purchaser’s obligations under such facilities shall be repaid at Closing from amounts in the Trust Fund.  The Company and the Shareholder acknowledge that there is no minimum amount that must be in the Trust Fund after giving effect to the foregoing payments as a condition to their obligations to consummate the transactions contemplated by this Agreement.

5.24           Securities Listing.     Purchaser and the Company shall use commercially reasonable efforts to obtain the listing for trading on the Nasdaq Stock Exchange of the Purchaser Stock and the Purchaser Warrants.  If any such listing is not obtained by the Closing, the Parties shall continue to use their commercially reasonable best efforts after the Closing to obtain such listing.  The Company shall not be required to infuse more than a nominal amount of capital to obtain such listing.

5.25           Audit and Review Rights.  At its expense, upon written notice to the Shareholder at any time prior to the Closing, Purchaser may re-audit the Audited Financial Statements and the Audited Gaming Promoter Financial Statements and review the Unaudited Financial Statements, the Unaudited Gaming Promoter Financial Statements and the Proforma Financial Statements with an auditor of its selection.  The Company and its auditors shall reasonably cooperate with Purchaser and its selected auditors to expedite the completion of any audit and/or review that may be made pursuant to this Section 5.25.

5.26          Charter Protections; Directors’ and Officers’ Liability Insurance.

  (a)           All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of Purchaser as provided in the Charter Documents of Purchaser or in any indemnification agreements shall survive the Closing and shall continue in full force and effect in accordance with their terms.

  (b)           For a period of six (6) years after the Closing Date, Purchaser shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Purchaser (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous), with respect to claims arising from facts and events that occurred prior to the Closing Date.

  (c)           If Purchaser or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Purchaser assume the obligations set forth in this Section 5.26.

  (d)           The provisions of this Section 5.26 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Purchaser for all periods ending on or before the Closing Date and may not be changed without the consent of the Person who served as the Committee.

5.27           Bank and Chip Account Verification.  Not less frequently than monthly, for all periods from August 18, 2009 through one year after the Closing Date, the Company will provide to Purchaser, for periods prior to the Closing, and to all members of the Company’s board of directors, for periods on and after the Closing, copies of all bank statements and monthly casino settlement statements and shall cooperate with the recipients to enable them to verify the information in such statements.

5.28           Restriction on Loans.  From and after the Closing, the Company shall not make any loans or advances to any Affiliate or employee of Purchaser or the Company except for providing gaming chips to the Company’s VIP Rooms upon appropriate documentation.

5.29           Stock Issuance and Transfer Assistance.  Purchaser shall provide all reasonable and necessary assistance to the Company and the Shareholder in connection with the issuance of shares of Purchaser Stock and Consideration Warrants pursuant to this Agreement and the transfer of any thereof as permitted by this Agreement, including without limitation preparation of stock powers and other transfer documents and coordination with Continental, as transfer agent and warrant agent, and other agents and fiduciaries.

5.30           Revised Profit Interest Agreements.  On or before the Closing Date, the Profit Interest Agreements shall be amended to be substantially in the form of agreement annexed hereto as Exhibit D.

ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1           Conditions to Obligations of Each Party.  The respective obligations of each party to this Agreement to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)           Purchaser Stockholder Approval.  The Purchaser Stockholder Approval shall have been obtained by the requisite vote under the law of the Cayman Islands and Purchaser’s Charter Documents.

(b)           Purchaser Stock.  Holders of fewer than forty percent (40%) of the shares of Purchaser Stock issued in Purchaser’s initial public offering of securities and outstanding immediately before the Closing shall have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Purchaser’s Charter Documents.

(c)           Stock Quotation or Listing.  The Purchaser Stock at the Closing will be listed for trading on the Nasdaq Stock Exchange, if the application for such listing is approved, or quoted on the OTC BB and there will be no action or proceeding pending or threatened against Purchaser by FINRA to prohibit or terminate the trading of Purchaser Stock or the trading thereof on the Nasdaq Stock Exchange or the quotation thereof on the OTC BB.

(d)           No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of such transactions, substantially on the terms contemplated by this Agreement.

6.2           Additional Conditions to Obligations of the Company.  The obligations of the Company and the Shareholder to consummate and effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company and the Shareholder:

(a)           Representations and Warranties.  Each representation and warranty of Purchaser contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 5.12, on and as of the Closing Date, with the same force and effect as if made on the Closing Date and (ii) not qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 5.12, on and as of the Closing Date in all material respects, with the same force and effect as if made on the Closing Date. The Company shall have received a certificate with respect to the foregoing signed on behalf of Purchaser by an authorized officer of Purchaser (the “Purchaser Closing Certificate”).

(b)           Agreements and Covenants.  Purchaser shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Purchaser) does not, or will not, constitute a Material Adverse Effect with respect to Purchaser, and Purchaser Closing Certificate shall include a provision to such effect.

(c)           No Litigation.  No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of Purchaser Stock to be issued by Purchaser pursuant to this Agreement and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)           Consents.  Purchaser shall have obtained all consents, waivers and approvals required to be obtained by Purchaser in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Purchaser and Purchaser Closing Certificate shall include a provision to such effect.

(e)           Material Adverse Effect.  No Material Adverse Effect with respect to Purchaser shall have occurred since the date of this Agreement.

(f)           Opinion of Counsel.  The Company shall have received from Graubard Miller, Purchaser’s counsel, an opinion of counsel substantially in the form of Exhibit E annexed hereto.

(g)           Resignations.  The persons listed in Schedule 6.2(g) shall have resigned from all of their positions and offices with Purchaser.

(h)           Trust Fund.  Purchaser shall have made appropriate arrangements to have the Trust Fund, which shall contain no less than the amount referred to in Section 3.25, disbursed to Purchaser immediately upon the Closing and in accordance with Section 5.17.

(i)            Employment Agreements.  The Employment Agreements shall be in full force and effect and the executives thereunder shall be ready, willing and able to serve in the capacities provided for therein.

(j)           SEC Reports.  Immediately prior to Closing, Purchaser shall be in compliance with all reporting requirements under the Exchange Act.

(k)           Other Deliveries.  At or prior to Closing, Purchaser shall have delivered to the Company (i) copies of resolutions and actions taken by Purchaser's board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder.

6.3           Additional Conditions to the Obligations of Purchaser.  The obligations of Purchaser to consummate and effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser:

(a)           Representations and Warranties.  Each representation and warranty of the Company and the Shareholder contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 5.12, on and as of the Closing Date, with the same force and effect as if made on the Closing Date and (ii) not qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 5.12, on and as of the Closing Date in all material respects, with the same force and effect as if made on the Closing Date.  Purchaser shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company and by the Shareholder (“Company Closing Certificate”).

(b)           Agreements and Covenants.  The Company and the Shareholder shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of the Company) does not, or will not, constitute a Material Adverse Effect on the Company, and the Company Closing Certificate shall include a provision to such effect.

(c)           No Litigation.  No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Purchaser to own, operate or control any of the assets and operations of the Company following the Closing and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)           Consents.  The Company shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and the Company Closing Certificate shall include a provision to such effect.

(e)           Material Adverse Effect.  No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

(f)           Opinion of Counsel.  Purchaser shall have received from Ip Shing Hing, J.P., counsel to the Company, an opinion of counsel substantially in the form of Exhibit F.

(g)           “Comfort” Letter.  Purchaser shall have received a “comfort” letter in the customary form from the Company’s independent accountants dated the Closing Date with respect to certain financial statements and other information included in the Proxy Statement.

(h)           Stockholder Obligations.  The Shareholder shall have repaid to the Company, on or before the Closing, all direct and indirect indebtedness and obligations owed by them to the Company, including the indebtedness and other obligations described in Schedule 2.22 and all other amounts owed by it to the Company.

(i)           Resignations.  The Persons listed in Schedule 6.3(i) shall have resigned from their positions and offices with the Company.

(j)           Derivative Securities.  There shall be outstanding no options, warrants or other derivative securities or rights entitling the holders thereof to acquire shares of Company Stock or other securities of the Company.

(k)           Revised Profit Interest Agreements.  The Profit Interest Agreements shall have been revised to be substantially in the form of Exhibit D, the sales of the profit interests provided for thereunder to the Subsidiaries shall have been consummated and such agreements shall be in full force and effect.

(l)           Other Agreements.  The agreements listed on Schedule 6.3(l) shall be in full force and effect, as amended to the extent set forth in such schedule.

(m)           Governmental Action/Filings; Approvals.  All Governmental Action/Filings shall have been taken and made and all Approvals shall have been received that are necessary for consummation of the transactions contemplated by this Agreement and the operation of the businesses of the Company and the Gaming Promoters and shall be in full force and effect.  Purchaser shall have received good standing certificates or equivalent documents from the appropriate governmental officers for the Company, each Subsidiary and each Gaming Promoter dated no more than thirty (30) days prior to the Closing Date.

(n)           South Korea Operating Letter.  Purchaser shall have received a letter from a reputable law firm indicating that the Company’s operations in South Korea will be permitted as currently contemplated.

(o)           Other Deliveries.  At or prior to Closing, the Company shall have delivered to Purchaser:  (i) copies of resolutions and actions taken by the Company's board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by Purchaser and its counsel in order to consummate the transactions contemplated hereunder.

ARTICLE VII

INDEMNIFICATION

7.1           Indemnification of Purchaser.

(a)           Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), Purchaser, the Company and their respective representatives, successors and permitted assigns (the “Purchaser Indemnitees”) shall be indemnified, defended and held harmless by the Shareholder from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Purchaser Indemnitee by reason of, arising out of or resulting from:

(i)        the inaccuracy or breach of any representation or warranty of the Shareholder or the Company contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by the Shareholder or the Company to Purchaser pursuant to this Agreement with respect hereto or thereto in connection with the Closing;

(ii)        the non-fulfillment or breach of any covenant or agreement of the Shareholder or the Company contained in this Agreement;

(iii)       the operation of the Company prior to the Closing Date;

(b)           As used in this Article VII, the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which a Purchaser Indemnitee may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

7.2           Indemnification of Third Party Claims.  The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against Purchaser by a Person other than the Shareholder or the Company (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a)           Notice of Claim.  Purchaser will give the Shareholder prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Shareholder shall be entitled to participate in the defense of Third Party Claim at its expense.

(b)           Defense.  The Shareholder shall have the right, at its option (subject to the limitations set forth in subsection 7.2(c) below) and at its own expense, by written notice to Purchaser, to assume the entire control of, subject to the right of Purchaser to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to Purchaser to be the lead counsel in connection with such defense. If the Shareholder is permitted and elects to assume the defense of a Third Party Claim:

(i)        the Shareholder shall diligently and in good faith defend such Third Party Claim and shall keep Purchaser reasonably informed of the status of such defense; provided, however, that Purchaser shall have the right to approve any settlement that requires any relief other than the payment of money in amounts not exceeding the amount of the Escrow Fund that is not reserved for the payment of unresolved Claims, which approval shall not be unreasonably delayed, withheld or conditioned; and

(ii)       Purchaser shall cooperate fully in all respects with the Shareholder in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Purchaser shall make available to the Shareholder all pertinent information and documents under its control.

(c)           Limitations of Right to Assume Defense.  The Shareholder shall not be entitled to assume control of such defense if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against Purchaser; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect Purchaser other than as a result of money damages or other money payments.

(d)           Other Limitations.  Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by Purchaser against the Shareholder and shall not affect the Shareholder’s duty or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Shareholder to defend against or reduce Shareholder’s liability or caused or increased such liability or otherwise caused the damages for which the Shareholder is obligated to be greater than such damages would have been had Purchaser given the Shareholder prompt notice hereunder. So long as the Shareholder is defending any such action actively and in good faith, Purchaser shall not settle such action. Purchaser shall make available to the Shareholder all relevant records and other relevant materials required by Shareholder’s possession or under the control of Purchaser, for the use of the Shareholder and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e)           Failure to Defend.  If the Shareholder, promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, Purchaser will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Shareholder shall have the right to approve any settlement, which approval will not be unreasonably delayed, withheld or conditioned.

(f)           Purchaser’s Rights.  Anything in this Section 7.2 to the contrary notwithstanding, the Shareholder shall not, without the written consent of Purchaser, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Purchaser of a full and unconditional release from all liability and obligation in respect of such action without any payment by Purchaser.

(g)           Shareholder Consent.  Unless the Shareholder has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow Agreement.

7.3           Insurance Effect.  To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance, Purchaser shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that Purchaser shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by Purchaser for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Shareholder.  If Purchaser has received the payment required by this Agreement from the Shareholder in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Shareholder and shall pay to the Shareholder, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Shareholder pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

7.4           Limitations on Indemnification.

(a)           Survival; Time Limitation.  The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by the Company or the Shareholder to Purchaser in connection with this Agreement (including the certificate required to be delivered by the Company pursuant to Section 6.3(a)) and the obligation of the Shareholder to indemnify Purchaser Indemnitees pursuant to Section 7.1(a) shall survive the Closing until the expiration of the Escrow Period.  Notwithstanding the foregoing, the representations, warranties and covenants of the Company and the Shareholder in each of Section 1.11 (Certain Shareholder Matters), Section 2.1(a) (Organization), Section 2.2(b) (Subsidiaries and Gaming Promoters), Section 2.3 (Capitalization) and Section 2.4 (Authority Relative to this Agreement) shall survive without limitation as to time and the representations, warranties and covenants of the Company and the Shareholder in each of Sections 2.14 (Title to Property) and 2.15 (Taxes) shall survive the Closing until the sixtieth day following the expiration of the applicable statute of limitations.

(b)           No claim for indemnification under this Article VII shall be brought after the end of the relevant period specified in Section 7.4(a).  Any claim made by a Purchaser Indemnitee that is required to be made and is made prior to the expiration of the Escrow Period or other relevant period specified in Section 7.4(a) shall be preserved despite the subsequent expiration of the Escrow Period or such other relevant period and any such claim set forth in a Notice of Claim sent prior to the expiration of the Escrow Period or such other relevant period shall survive until final resolution thereof.

(c)           Deductible.  No amount shall be payable under Article VII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $100,000 (the “Deductible”) but thereafter shall be required to indemnify the Purchaser Indemnitees to the full extent of their Losses from the first dollar thereof.  Notwithstanding the foregoing, Losses resulting with respect to the representations, warranties and covenants referred to in the next-to-last sentence of Section 7.4(a) (“Surviving Matters”) and payments required to be made pursuant to Section 7.1(a) shall not be included in the calculation of the Deductible and a Purchaser Indemnitee shall be entitled to indemnification with respect to such Losses and payments as though there were no Deductible.

(d)           Shareholder Liability.  Notwithstanding the Escrow Fund, the liability of the Shareholder pursuant to this Article VII shall not be limited to the amount of the Escrow Fund and shall extend to all Losses incurred by the Purchaser Indemnitees, subject only to the limitations specified in this Article VII.

7.5           Adjustment to Purchase Consideration.  Amounts paid for indemnification under Article VII shall be deemed to be an adjustment to the Purchase Consideration, except as otherwise required by a Legal Requirement.

ARTICLE VIII

TERMINATION

8.1           Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written agreement of Purchaser and the Shareholder at any time;

(b)           by either Purchaser or the Shareholder if the transactions contemplated by this Agreement shall not have been consummated by the sixty-fifth day following the date of this Agreement  (the “Termination Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of such consummation to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)           by either Purchaser or the Shareholder if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which order, decree, ruling or other action is final and nonappealable;

(d)           by the Shareholder, upon a material breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Purchaser is curable by Purchaser prior to the Closing Date, then the Shareholder may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from the Shareholder to Purchaser of such breach, provided Purchaser continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Shareholder may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Purchaser is cured during such thirty (30)-day period);

(e)           by Purchaser, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company or the Shareholder set forth in this Agreement, or if any representation or warranty of the Shareholder or the Company shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Shareholder or the Company prior to the Closing Date, then Purchaser may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from Purchaser to the Shareholder of such breach, provided the Shareholder and the Company continue to exercise commercially reasonable efforts to cure such breach (it being understood that Purchaser may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Shareholder or the Company is cured during such thirty (30)-day period);

(f)           by Purchaser, if (i) the Audited Financial Statements and Unaudited Financial Statements have not been delivered to the Purchaser by October 15, 2009 or (ii) there is an adverse discrepancy of more than 5% in any material line item between the amounts for such line item in the Audited Financial Statements, the Audited Gaming Promoter Financial Statements, the Unaudited Financial Statements, the Unaudited Gaming Promoter Financial Statements or the Proforma Financial States and the amounts of such line item in such financial statements as re-audited or reviewed by Purchaser pursuant to Section 5.25 (provided that the right to terminate pursuant to this Section 8.1(f)(i) shall terminate at the time the Audited Financial Statements are and Unaudited Financial Statements are delivered);

(g)           by either Purchaser or the Shareholder, if, at the Special Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Purchaser Stock required under Purchaser’s Charter Documents, or the holders of 40% or more of the number of shares of Purchaser Stock issued in Purchaser’s initial public offering and outstanding as of the date of the record date of the Special Meeting exercise their rights to convert the shares of Purchaser Stock held by them into cash in accordance with Purchaser’s Charter Documents;

(h)           by Purchaser if the background checks procured by Purchaser regarding the management of the Company and the record and beneficial holders of equity securities of the Shareholder reports information on any such person that is materially derogatory and Purchaser has no reasonable reason for believing that such information is untrue; or

(i)           by Purchaser, if, within fourteen (14) days after the date of this Agreement, the Company and the Shareholder have not delivered to Purchaser any schedules that are included within the Company Schedule at the time of execution of this Agreement or if any such schedules delivered to Purchaser within such fourteen (14) day period are unsatisfactory to Purchaser in any respect in Purchaser’s sole judgment.  Purchaser’s right to terminate pursuant to this Section 8.1(i) shall terminate twenty (20) days after the date of this Agreement.

8.2           Notice of Termination; Effect of Termination.  Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto.  In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the transactions contemplated by this Agreement shall be abandoned, except for and subject to the following: (i) Sections 5.6(a), 5.11, 8.2 and 8.3 and Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 8.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Closing to occur on or before the date stated therein.  Notwithstanding the foregoing provisions of this Section 8.2, if, on or prior to June 10, 2010:

(a)           this Agreement is terminated by Purchaser pursuant to Section 8.1(b), the Company shall pay to Purchaser the sum of Two Million Dollars ($2,000,000) if the action or failure to act of the Company or the Shareholder has been the principal cause of or resulted in the failure of the consummation of the transactions contemplated by this Agreement to occur on or before the Termination Date.  The Company’s obligation pursuant to this Section 8.2(a) has been guaranteed by Sang Heng Gaming Promotion Company Limited (“Sang Heng Gaming”) pursuant to the guaranty agreement delivered by Sang Heng Gaming to Purchaser concurrently with the execution of this Agreement.

(b)           after receipt of the Purchaser Stockholder Approval, Purchaser nevertheless fails to close the transactions contemplated by this Agreement (other than (i) as a result of the holders of 40% or more of the number of shares of Purchaser Stock issued in Purchaser’s initial public offering and outstanding as of the date of the record date of the Special Meeting exercising their rights to convert the shares of Purchaser Stock held by them into cash in accordance with Purchaser’s Charter Documents or (ii) if the action or failure to act of the Company or the Shareholder has been the principal cause of or resulted in such failure) and Purchaser subsequently consummates a business combination with a party other than the Company, Purchaser shall pay to the Company the sum of Two Million Dollars ($2,000,000) upon consummation of such other business combination.

8.3           Fees and Expenses.  All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the transactions contemplated by this Agreement are consummated; provided that, if this Agreement is terminated by Purchaser pursuant to Section 8.2(h), the Company and the Shareholder, on demand of Purchaser, shall promptly reimburse Purchaser for all expenses incurred by Purchaser, including reasonable attorneys’ fees and expenses, in connection with the negotiation and preparation of this Agreement and actions reasonably taken by Purchaser pursuant hereto and in enforcing its rights hereunder.

ARTICLE IX
DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“AAA”	Section 10.12
“Advisor Agreement”	Section 2.17
“Affiliate”	Section 10.2(g)
“Agreement”	Heading
“Adjusted Net Income”	Section 1.7(a)
“Approvals”	Section 2.1(a)
“Audited Financial Statements”	Section 2.7(a)
“Audited Gaming Promoter Financial Statements	Section 2.7(e)
“Blue Sky Laws”	Section 1.11(b)
“Business Day”	Section 10.2(f)
“Charter Documents”	Section 2.1(a)
“Closing”	Section 1.4
“Closing Date”	Section 1.4
“Closing Press Release”	Section 5.4(b)
“Commission”	Section 1.7(a)
“Committee”	Section 1.10
“Companies Law”	Section 5.1(b)
“Company”	Heading
“Company Closing Certificate”	Section 6.3(a)
“Company Contracts”	Section 2.19(a)
“Company Intellectual Property”	Section 2.18
“Company Products”	Section 2.18
“Company Registered Intellectual Property”	Section 2.18
“Company Schedule”	Article II Preamble
“Company Stock”	Section 2.3(a)
“Consideration Warrants”	Section 1.2
“Continental”	Section 1.9
“Copyrights”	Section 2.18
“Corporate Records”	Section 2.1(c)
“Deductible”	Section 7.4(c)
“DGCL”	Section 2.4
“Disclosure Schedules”	Section 5.12
“Employment Agreements”	Section 5.20
“Environmental Law”	Section 2.16(b)
“Escrow Agreement”	Section 1.9
“Escrow Fund”	Section 1.9

“Escrow Period”	Section 1.9
“Exchange Act”	Section 1.11(b)
“FINRA”	Section 3.23
“Governmental Action/Filing”	Section 2.21(c)
“Governmental Entity”	Section 1.11(b)
“Hazardous Substance”	Section 2.16(c)
“Incentive Shares”	Section 1.7(a)
“Incentive Target”	Section 1.7(a)
“Insider”	Section 2.19(a)(i)
“Insurance Policies”	Section 2.20
“Intellectual Property”	Section 2.18
“knowledge”	Section 10.2(d)
“Legal Requirements”	Section 10.2(b)
“Lien”	Section 10.2(e)
“Losses”	Section 7.1(b)
“Material Adverse Effect”	Section 10.2(a)
“Material Company Contracts”	Section 2.19(a)
“Name Change Amendment”	Section 5.1(a)
“Notice of Claim”	Section 7.2(a)
“Gaming Promoter/Gaming Promoters”	Section 2.2(f)
“Gaming Promotion Agreements”	Section 2.19(a)
“OTC BB”	Section 3.23
“Patents”	Section 2.18
“Person”	Section 10.2(c)
“Personal Property”	Section 2.14(b)
“Plan/Plans”	Section 2.11(a)
“Profits Interest Agreement”	Section 2.2(f)
“Proxy Statement”	Section 5.1(a)
“Purchaser”	Heading
“Purchase Consideration”	Section 1.2
“Purchaser Closing Certificate”	Section 6.2(a)
“Purchaser Contracts”	Section 3.19(a)
“Purchaser Convertible Securities”	Section 3.3(b)
“Purchaser Indemnitees”	Section 7.1(a)
“Purchaser Preferred Stock”	Section 3.3(a)
“Purchaser Schedule”	Article III Preamble
“Purchaser SEC Reports”	Section 3.7(a)
“Purchaser Stock Options”	Section 3.3(b)
“Purchaser Stock”	Section 1.5(a)
“Purchaser Stock”	Section 1.2
“Purchaser Stockholder Approval”	Section 5.1(a)
“Purchaser Warrants”	Section 3.3(b)
“Registered Intellectual Property”	Section 2.18
“Returns”	Section 2.15(b)(i)
“Securities Act”	Section 1.11(a)
“Shareholder”	Heading

“Signing Form 6-K”	Section 5.4(a)
“Signing Press Release”	Section 5.4(a)
“Special Meeting”	Section 5.1(a)
“Subsidiary/Subsidiaries”	Section 2.2(a)
“Surviving Matters”	Section 7.4(c)
“Tax/Taxes”	Section 2.15(a)
“Termination Date”	Section 8.1(b)
“Third Party Claim”	Section 7.2
“Trademarks”	Section 2.18
“Trust Fund”	Section 3.25(a)
“U.S. GAAP”	Section 1.7(a)
“Unaudited Financial Statements”	Section 2.7(b)
“Unaudited Gaming Promoter Financial Statements”	Section 2.7(f)
“Unaudited Proforma Financial Statements”	Section 2.7(g)

ARTICLE X

GENERAL PROVISIONS

10.1         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service providing proof of delivery to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Purchaser, to:

CS China Acquisition Corp.
c/o Russell Bedford Hong Kong Limited
Room 1708 Queens Dominion Centre
43-59 Queen’s Road East
Wanchai
Hong Kong

with a copy to:

David Alan Miller, Esq.
Graubard Miller
405 Lexington Avenue
New York, New York 10174-1901
Telephone:  212-818-8661
Telecopier:  212-818-8881

CS China Acquisition Corp.
4100 N.E. Second Avenue, Suite 318

Miami, Florida 33137
Telephone: 646-383-4832

if to the Company or the Shareholder, to:

Asia Gaming & Resort, Ltd.
Unit 1004, 10/F., East Town Building
16 Fenwick Street
Wanchai, Hong Kong
Telephone: 852-2110-9133
Telecopier: 852-2110-9420

with a copy to:

Christine M. Koo
Ip Solicitors & Notaries
Room 601, 6/F., Tower 1, Admiralty Centre
18 Harcount Road
Admiralty, Hong Kong
Telephone:  852-2524-8996
Telecopier:  852-2523-6922

10.2        Interpretation.  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement.  Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity.  Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.  For purposes of this Agreement:

(a)           “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition, prospects or results of operations of such entity, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect:  (i) changes attributable to the public announcement or pendency of the transactions contemplated hereby, or (ii) changes in general national or regional economic conditions;

(b)           “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Company Contracts or Purchaser Contracts;

(c)           “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(d)           “Knowledge” means actual knowledge or awareness, after due inquiry, as to a specified fact or event of a Person that is an individual or of an executive officer or director of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation;

(e)           “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(f)           “Business Day” means a day, other than a Saturday or Sunday, on which banks are open for the transaction of business in New York City.

(g)           “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person.  For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and

10.3           Counterparts; Facsimile Signatures.  This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.  Delivery by facsimile or email attachment to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

10.4         Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the letter of intent between Purchaser and the Company dated August 18, 2009 is hereby terminated in its entirety and shall be of no further force and effect (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the transactions contemplated hereby); and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

10.5         Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6         Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7         Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

10.8         Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9         Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Purchaser may assign its rights hereunder to a wholly-owned subsidiary formed for such purpose; provided that no such assignment by Purchaser shall relieve Purchaser of its obligations and liabilities hereunder.  Subject to the first sentence of this Section 10.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.10       Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

10.11       Extension; Waiver.  At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.12       Arbitration.  Any disputes or claims arising under or in connection with this Agreement or the transactions contemplated hereunder shall be resolved by binding arbitration.  Notice of a demand to arbitrate a dispute by either party shall be given in writing to the other at their last known address.  Arbitration shall be commenced by the filing by a party of an arbitration demand with the American Arbitration Association (“AAA”) in its office in The City of New York.  The arbitration and resolution of the dispute shall be resolved by a single arbitrator appointed by the AAA pursuant to AAA rules.  The arbitration shall in all respects be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties.  The arbitration shall be conducted in The City of New York.  The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction.  Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator for his services shall be assessed against the losing party by the arbitrator.  In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a party from acting contrary to this Agreement or to prevent irreparable harm prior to a confirmation of an arbitration award, then either party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other pending the completion of the arbitration in a court having jurisdiction over the parties.  Each party hereby consents to the exclusive jurisdiction of the federal and state courts located in the State of New York, New York County, for such purpose.  All rights and remedies of the parties shall be cumulative and in addition to any other rights and remedies obtainable from arbitration.

10.13       Currency.  All monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

CS CHINA ACQUISITION CORP.

By:	/s/ James R. Preissler
James R. Preissler
Director and CFO

ASIA GAMING & RESORT, LTD.

By:	/s/ Lam Man Pou
Lam Man Pou
Chairman and Director

SPRING FORTUNE INVESTMENTS LTD

By:	/s/ Lam Man Pou
Lam Man Pou
Chairman and Director

INDEX OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	-	Form of Purchaser Warrant

Exhibit B	-	Form of Escrow Agreement

Exhibit C	-	Form of Employment Agreement

Exhibit D	-	Form of Revised Profit Interest Agreement

Exhibit E	-	Form of Opinion of Graubard Miller

Exhibit F	-	Form of Opinion of [Company Counsel]

Schedules

Schedule 1.7(a)	-	Incentive Shares
Schedule 1.7(g)	-	Conditions to Issuance of Shares and Warrants
Schedule 1.12	-	Permitted Transferees*
Schedule 2	-	Company Schedule*
Schedule 3	-	Purchaser Schedule*
Schedule 5.2(a)	-	Directors and Officers of Purchaser and the Company
Schedule 5.2(c)	-	Agenda for Purchaser Board of Directors Meetings
Schedule 5.20	-	Employment Agreements*
Schedule 6.2(h)	-	Purchaser Resignations*
Schedule 6.3(i)	-	Company Resignations*
Schedule 6.3(l)	-	Other Agreements*

* Information furnished separately

 SCHEDULE 1.7(a)
INCENTIVE SHARES

Year	Incentive Target	Incentive Shares*

2009	$16,000,000 to $16,999,999	1,150,000
	$17,000,000 to $17,999,999	2,464,000
	$18,000,000 to $18,999,999	3,981,000
	$19,000,000 to $19,999,999	5,750,000
	$20,000,000 and above	7,841,000

2010	$36,800,000 to $37,799,999	4,210,000
	$37,800,000 to $38,799,999	6,300,000
	$38,800,000 to $39,799,999	8,069,000
	$39,800,000 to $40,799,999	9,586,000
	$40,800,000 to $41,799,999	10,900,000
	$41,800,000 and above	12,050,000

2011	$47,500,000 and above	2,573,000

2012	$52,500,000 and above	2,573,000

*The numbers of Incentive Shares for 2009 and 2010 are not cumulative.

SCHEDULE 1.7(g)
CONDITIONS TO ISSUANCE OF SHARES AND WARRANTS

The issuance of shares of Purchaser Stock and Consideration Warrants pursuant to Section 1.7 of the Agreement with respect any fiscal year is subject to the following conditions being fulfilled as of the date that shares of Purchaser Stock and Consideration Warrants are issued with respect to such fiscal year pursuant to Section 1.7(f) of the Agreement:

a.	Purchaser’s Ordinary Shares shall be quoted on the OTC BB or listed for quotation or trading on the Nasdaq Stock Market or other national securities exchange.

b.
Purchaser shall have filed all reports it is required to file with the Commission in a timely manner except for delays that have been approved or ratified by at least of five (5) of the seven (7) directors of Purchaser (a “Board Super-Majority”).

c.
Purchaser shall be in compliance with applicable requirements of the Sarbanes- Oxley Act of 2002, as amended,  and, if deemed necessary by the audit committee of the Board of Directors of Purchaser (the “Audit Committee”), shall have engaged a consulting firm recommended by the Audit Committee to assist with such compliance.

d.	The Chief Financial Officer of Purchaser shall have been a Person fluent in spoken and written English who has been approved by a Board Super-Majority.

e.	All related party transactions shall have been approved by a Board Super-Majority.

f.	Purchaser’s investor relations efforts shall be satisfactory to the Audit Committee.

g.
Prior to December 31, 2010, Purchaser shall have engaged as its auditor a firm recommended by the Audit Committee and thereafter Purchaser’s auditor shall continue to be a firm recommended by the Audit Committee.

h.
Prior to December 31, 2010, Purchaser shall have engaged as its United States legal counsel a firm selected by the Board of Directors and thereafter Purchaser’s United States legal counsel shall continue to be a firm selected by the Board of Directors.

i.
Purchaser shall be in compliance with corporate governance requirements established by the Nasdaq Stock Market whether or not Purchaser’s securities are listed for quotation on the Nasdaq Stock Market.

j.	Purchaser and the Company shall be in compliance with the requirements of Section 5.2(c) of the Agreement.

SCHEDULE 21
COMPANY SCHEDULE
(Information Furnished Separately)

Schedule 2.1	-	Organization and Qualification

Schedule 2.2	-	Subsidiaries and Operators

Schedule 2.3	-	Capitalization

Schedule 2.5	-	No Conflict; Required Filings and Consents

Schedule 2.6	-	Compliance

Schedule 2.8	-	No Undisclosed Liabilities

Schedule 2.9	-	Absence of Certain Changes or Events

Schedule 2.11	-	Employee Benefit Plans

Schedule 2.13	-	Restrictions on Business Activities

Schedule 2.14	-	Title to Property

Schedule 2.15	-	Taxes

Schedule 2.16	-	Environmental Matters

Schedule 2.17	-	Brokers; Third Party Expenses

Schedule 2.18	-	Intellectual Property

Schedule 2.19	-	Agreements, Contacts and Commitments

Schedule 2.20	-	Insurance

Schedule 2.21	-	Governmental Actions/Filings

Schedule 2.22	-	Interested Party Transactions

1 Any schedule that is not delivered at the time of signing is to be so indicated with an asterisk and the following footnote:  “*This schedule is to be delivered no later than fourteen (14) days after the date of this Agreement.”

SCHEDULE 3
PURCHASER SCHEDULE
(Information Furnished Separately)

Schedule 3.3	-	Capitalization

Schedule 3.7		SEC Filings; Financial Statements

Schedule 3.14	-	Title to Property

Schedule 3.15	-	Taxes

Schedule 3.17	-	Brokers

Schedule 3.19	-	Agreements, Contracts and Commitments

Schedule 3.22	-	Indebtedness

Schedule 3.26	-	Governmental Filings

 SCHEDULE 5.2(a)
DIRECTORS AND OFFICERS OF PURCHASER AND THE COMPANY

PURCHASER DIRECTORS AND OFFICERS

Directors

[2 directors shall be appointed by Purchaser, 4 directors shall be appointed by the Company and 1 director shall be appointed mutually by Purchaser and the Company.  All appointees shall meet requirements for appointment of the Nasdaq Stock Exchange.  At least a majority of such appointees will be deemed to be “independent directors” within such requirements.]

Officers

[To be specified]

COMPANY DIRECTORS AND OFFICERS

Directors

[To be specified]

Officers

[To be specified]

SCHEDULE 5.2(c)
AGENDA FOR PURCHASER BOARD OF DIRECTORS MEETINGS

1.	Discuss General Board Administration:
i.	Set tentative dates for next four board meetings
ii.	Responsibility for calling the meetings with board Chairman and Committee Chairman – however, any board member can call a meeting

2.	Quarterly financial and operations presentation by Purchaser CFO with management
i.	Financial review
ii.	Operating review
iii.	Operating metrics (e.g., capacity utilization) review
iv.	Business outlook or pipeline review
v.	Revenue expectations for upcoming quarters
vi.	Government initiatives and programs

3.
Update on corporate development and governance initiatives by management (e.g., Sarbanes-Oxley Act of 2002 compliance) and development and approval by board of an insider trading policy and black-out periods

4.	Updates on capital planning and investments by management
i.	Management to present capital expenditures for next 12 months
ii.	Review of key M&A targets and progress
iii.	Review of debt and lending agreements
iv.	Review of investment banking relationships, contacts, & discussions

5.	Present budget/forecast

6.	Present and obtain board approval on issuing or changing any guidance and forecasting

7.	Investor Relations Strategy and Planning

8.	Sending prior board meeting minutes a week in advance of meeting – discuss and ratify prior board meeting minutes